Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   July 23, 2010

ACME UNITED CORPORATION REPORTS 7% SALES INCREASE FOR THE SECOND QUARTER

FAIRFIELD, CONN. – July 23, 2010 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the second quarter ended June 30, 2010 were $20.6 million, compared to $19.2 million in the comparable period of 2009, an increase of 7% (8% in local currency).  Net income was $1,567,000, or $.48 per diluted share, for the quarter ended June 30, 2010, compared to $1,341,000 or $.40 per diluted share for the comparable period last year, an increase of 17% in net income and 20% in diluted earnings per share.

Net sales for the six months ended June 30, 2010 were $33.7 million, compared to $30.5 million in the same period in 2009, an increase of 11% (10% in local currency).  Net income for the six months ended June 30, 2010 was $1,780,000, or$.54 per diluted share, compared to $1,383,000, or $.41 per diluted share in the comparable period last year, a 29% increase in net income and 32% in diluted earnings per share.

Net sales for the quarter ended June 30, 2010 in the U.S. segment increased 1% compared to the same period in 2009. Net sales for the six months ended June 30, 2010 in the U.S. segment increased 5% compared to the same period in 2009. Sales in the U.S. were a reflection of the slow economic recovery in the U.S.  Net sales in Canada for the three and six months ended June 30, 2010 increased 10% and 14%, respectively, in U.S. dollars compared to the same periods in 2009 but decreased 2% and 1% respectively, in local currency.  European net sales for the three and six months ended June 30, 2010 increased 64% and 46%, respectively, in U.S. dollars compared to the same periods in 2009 and increased 75% and 49% respectively, in local currency. Sales in Europe increased due to growth in the mass and office markets.

Gross margins were 36.7% in the second quarter of 2010 versus 37.1% in the comparable period last year.  The gross margins in the second quarter of 2010 were impacted by higher airfreight expense of approximately $250,000 due to labor shortages and production constraints in the Asian factories. For the first six months of 2010, gross margins were 37.6%, compared to 37.4% in the same period in 2009.

The effective tax rate for the first six months of 2010 was 17%, compared to 34% in the same period of 2009.  The effective tax rate for the six months ended June 30, 2010, reflects approximately $180,000 of tax benefits associated with the Company’s donation of land to the City of Bridgeport, CT in the fourth quarter of 2009.

Walter C. Johnsen, Chairman and CEO said, “We had a solid quarter in sales, earnings, and cash flow. However, the Company incurred substantial air freights costs due to lower production than planned, with the resultant need to expedite shipments to meet customer demand on time.  We are addressing this by increasing supply stock and expanding capacity.” Mr. Johnsen added that he was pleased with the growth in European sales.

The Company’s bank debt less cash on June 30, 2010 was $8.9 million compared to $8.9 million on June 30, 2009.  During the 12 month period ended June 30, 2010, Acme purchased 241,000 shares of its common stock for treasury for a total of approximately $2.25 million and paid a total of $650,000 in dividends, which were offset by cash flow from operations of $3 million. As of June 30, 2010, there were 83,376 shares remaining for purchase under the Company’s stock repurchase program.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus® and PhysiciansCare ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2010
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2010	June 30, 2009

Net sales	$20,585	$19,161
Cost of goods sold	13,034	12,056
Gross profit	7,551	7,105
Selling, general, and administrative expenses	5,605	5,086
Income from operations	1,946	2,019
Interest expense	79	44
Interest income	(41)	(31)
Net interest expense	38	13
Other expense (income)	24	(30)
Total other expense (income)	62	(17)
Pre-tax income	1,884	2,036
Income tax expense	317	695
Net income	$1,567	$1,341

Shares outstanding - Basic	3,158	3,325
Shares outstanding - Diluted	3,289	3,388

Earnings per share basic	$0.50	$0.40
Earnings per share diluted	0.48	0.40

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2010 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2010	June 30, 2009

Net sales	$33,706	$30,458
Cost of goods sold	21,042	19,056
Gross profit	12,664	11,402
Selling, general, and administrative expenses	10,417	9,302
Income from operations	2,247	2,100
Interest expense	131	86
Interest income	(73)	(66)
Net interest expense	58	20
Other expense (income)	39	(19)
Total other (expense)	97	1
Pre-tax income	2,150	2,099
Income tax expense	370	716
Net income	$1,780	$1,383

Shares outstanding - Basic	3,163	3,336
Shares outstanding - Diluted	3,270	3,396

Earnings per share basic	$0.56	$0.41
Earnings per share diluted	0.54	0.41

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2010
(Unaudited)

Amounts in 000's	June 30, 2010	June 30, 2009

Assets:
Current assets:
Cash	$4,250	$3,228
Accounts receivable, net	20,416	18,467
Inventories	17,970	19,299
Prepaid and other current assets	1,213	961
Total current assets	43,849	41,955

Property and equipment, net	1,994	2,249
Long term receivable	1,865	1,919
Other assets	2,562	2,509
Total assets	$50,270	$48,633

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,177	$6,131
Other current liabilities	4,298	4,276
Total current liabilities	10,475	10,407
Bank debt	13,125	12,122
Other non current liabilities	1,746	1,995
	25,346	24,524
Total stockholders' equity	24,924	24,109
Total liabilities and stockholders' equity	$50,270	$48,633